Exhibit 10.9

NOTICE OF GRANT OF [INCENTIVE STOCK OPTION] or [NON-QUALIFIED STOCK OPTION AWARD]

RENOVACOR, INC

2021 OMNIBUS INCENTIVE PLAN

Renovacor, Inc. (the “Company”) hereby grants this award of a Non-qualified Stock Option (the “Award” or “Option”) as set forth in this Notice of Grant of Non-qualified Stock Option Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2021 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Option Award (the “Terms”). Together, this Notice, the attached Terms and all exhibits and appendices hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Award Details:

Grantee Name	Grant Date	Expiration Date

Vesting Commencement Date	No. of Options	Exercise Price per Share

[This Option is intended to qualify as an Incentive Stock Option. Nevertheless, to the extent that the Option fails to meet the requirements of an Incentive Stock Option, this Option shall be treated as a Non-qualified Stock Option.] OR [The Option is not intended to qualify as an Incentive Stock Option.]

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Option shall become vested and exercisable in accordance with the following schedule, in the event the Grantee does not have a separation from service prior to the applicable vesting date(s) (the “Vesting Date”):1

Vesting Date	Number of Options to Vest
First anniversary of Vesting Commencement Date	25%
Each month thereafter, for 36 months (through fourth anniversary of Vesting Commencement Date)	2.083%

The Option may be exercisable only as to a whole number of shares of Common Stock as of any given vesting date. If the number of shares of Common Stock with respect to which the Option becomes vested and exercisable determined as of a Vesting Date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. Exhibit A to this Notice sets forth the terms and provisions regarding treatment of the Award upon the Grantee’s Separation from Service. The Option shall not become vested and exercisable following the Grantee’s Separation from Service except as otherwise expressly provided in Exhibit A to this Notice or as otherwise provided pursuant to the terms of the Plan.

[1]	NTD: This is the standard vesting schedule currently used, but may be varied by the Committee.

Expiration Date: The expiration date of the Option (the “Expiration Date”) is set forth in the Award Details above. The Option may terminate earlier than the Expiration Date as set forth in Exhibit A to this Notice in connection with the Grantee’s Separation from Service.

Award Acceptance: The Grantee must accept the Agreement electronically pursuant to the online acceptance procedure established by the Company by no later than three months following the Grant Date. If the Grantee does not accept the Agreement through the online acceptance process by that date, or such other date that may be communicated, the Company will automatically accept the Agreement on the Grantee’s behalf. If the Grantee declines the Agreement, the Award will be canceled, and the Grantee will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the canceled award.

2

EXHIBIT A

Treatment Upon Separation from Service or Change in Control2

1. Vesting upon Separation from Service. Vesting and exercisability of any portion of the Option on a Vesting Date is conditioned on the Grantee remaining in continuous Service through the Vesting Date. Accordingly, and except as provided by Section 3 of this Exhibit, if the Grantee has a Separation from Service for any reason, whether voluntary or involuntary and with or without cause, before a Vesting Date, the entire unvested portion of the Option as of the date of such Separation from Se3rvice shall be immediately canceled and forfeited. Any outstanding, vested portion of the Option shall remain exercisable for such period as set forth in Section 2 of this Exhibit.

2. Exercisability of Vested Option Following Separation from Service.

(a) General Rule. Upon the Grantee’s Separation from Service other than as provided in clauses (b) and (c) below, the portion of the Option then vested and exercisable shall remain exercisable until the earlier of (A) nine (90) days after the date of Separation from Service or (B) the Expiration Date.

(b) Death and Disability. If the Grantee has a Separation from Service as a result of the Grantee’s death or disability (as defined in Section 22(e)(3) of the Code), the portion of the Option then vested and exercisable shall remain exercisable until the earlier of (A) one year from the date of such death or disability or (B) the Expiration Date. Following a Grantee’s death, the Option shall be exercisable by the person entitled to do so under the will of the Grantee, or, if the Grantee shall fail to make testamentary disposition of the Option or shall die intestate, by the legal representative of the Grantee.

(c) Cause. If the Grantee has a Separation from Service by action of the Company for Cause, the entire Option, including any vested and unvested portion, shall expire immediately upon such Separation from Service. For this purpose, “Cause” shall have the meaning set forth in any employment agreement between the Company and the Grantee, and if there is no such agreement, “Cause” means dismissal as a result of (i) the commission of any act by the Grantee constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) the Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Committee, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Grantee to follow the lawful directives of the chief executive officer of the Company or any of its Subsidiaries or the Committee, or (iv) any material misconduct, violation of the Company’s or Subsidiaries’ policies, or willful and deliberate non-performance of duty by the Grantee in connection with the business affairs of the Company or its Subsidiaries.

3. Change in Control. Upon a Change in Control, the Option shall be treated in accordance with the provisions of Section 15.3.1 of the Plan.

[2]	NTD: This is the standard termination treatment currently used, but may be varied by the Committee.

2021 OMNIBUS INCENTIVE PLAN

TERMS AND CONDITIONS OF STOCK OPTION AWARD

The award of a non-statutory stock option (the “Award” or “Option”) granted by Renovacor, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of Incentive Stock Option or Non-statutory Stock Option Award, as applicable (the “Notice”) to which these Terms and Conditions of Stock Option Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. The Notice and these Terms (including any exhibits or appendices) together constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

1.	Grant of Option.

(a) As of the Grant Date set forth in the Notice, the Company grants to the Grantee an Option to purchase a number of shares of Common Stock set forth in the Notice and Grant Summary, subject to the terms and conditions of the Plan and this Agreement.

(b) The Option shall become vested and exercisable in accordance with the schedule set forth in the Notice.

(c) The Option shall terminate upon the earlier to occur of: (i) the Expiration Date set forth in the Notice; or (ii) the expiration of the applicable period following the Grantee’s Separation from Service as set forth in the Notice. The Company shall have no obligation to provide the Grantee with notice of termination or expiration of the Option.

2.	Exercise of Option.

(a) Notice of Exercise. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested and exercisable, shall be exercised pursuant to procedures established by the Committee, which may include electronic or voice procedures as may be specified by the Committee and which may include a requirement to acknowledge this Agreement prior to exercise.

(b) Minimum Exercise Requirements. Unless otherwise determined by the Company, the Option must be exercised for at least one hundred (100) shares of Common Stock, or, if the number of shares subject to the unexercised portion of the Option is less than 100, all of the remaining shares subject to the Option.

(c) Payment of Exercise Price. If the Grantee elects to exercise the Option by submitting an exercise notice under Section 2(a) of this Agreement, the aggregate Exercise Price shall be paid by cash or certified check; provided, however, that the Committee may authorize payment to be made in any of the following additional forms, or a combination of them:

i. by a broker-assisted cashless exercise procedure;

ii. by tendering shares of Stock acceptable to the Committee valued at their Fair Market Value as of the date of exercise;

iii. a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price (with cash for any difference); or

iv. any other consideration that the Board deems appropriate and in compliance with applicable law.

(d) Issuance of Shares Upon Exercise. Subject to this Agreement, the Company shall issue, in book-entry (electronic) form, the number of shares of Common Stock to which the Grantee (or other permitted person following the Grantee’s death) is entitled as soon as practicable after the date of exercise. Unless the person exercising the Option otherwise directs the Company in writing, the book-entry will be made in the name of the person exercising the Option and delivered to such person. (If the person exercising the Option directs the Company to register the Common Stock in the name of another, the person exercising the Option should consult his or her tax advisor on the gift tax implications of such registration.) For income tax purposes, the shares of Common Stock shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such shares. Until such time as the Option has been duly exercised and shares of Common Stock have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such shares and shall not be entitled to receive dividends or other distributions with respect thereto.

3.	Responsibility for Taxes.

(a) Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company or a Subsidiary that the Grantee is employed by or provides services to (the “Employer”) (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) Prior to the exercise of the Option, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company or Employer. In this regard, the Grantee authorizes the Company and/or Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or Employer or from proceeds of the sale of any shares of Common Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Company or Employer may (i) sell or arrange for the sale of any shares of Common Stock that the Grantee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold shares of Common Stock otherwise issuable upon exercise of the Option in an amount necessary to satisfy the withholding obligation for Tax-Related Items. Finally, the Grantee shall pay to the Company and/or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Common Stock upon exercise of the Option if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 3.

(c) If the Notice indicates that the Award is intended to be an Incentive Stock Option and if the Grantee makes any disposition of Shares delivered pursuant to the exercise of the Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, the Grantee shall notify the Company of such disposition within ten days of such disposition.

4.

Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

5.

Regulatory Restrictions on the Shares Issued Upon Exercise. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Common Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

6.	Miscellaneous.

(a) Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable Federal law.

(f) Dispute Resolution; Venue. Any dispute or disagreement which shall arise under or in any way relate to the interpretation or construction of the Plan or this Agreement shall be resolved by the Committee and the decision of the Committee shall be final, binding and conclusive for all purposes. The Grantee and the Company and their respective heirs, representatives, successors and assigns irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Philadelphia, Pennsylvania and the federal courts of the Eastern District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, this Agreement, and/or the Options, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of this Option Award or the terms and conditions of the Plan, and agree that (a) sole and exclusive appropriate venue for any such action shall be such Pennsylvania courts, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Grantee and the Company and over the subject matter of any dispute relating hereto and (d) the Grantee and the Company waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

(g) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h) Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. The Committee has plenary authority to interpret the Plan and any Award thereunder, and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with its purposes. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. All other amendments to the Agreement shall be in writing (including electronic amendments) and executed on behalf of the Company and by the Grantee. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(i) No Right to Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue in Service or affect the right of the Company or Employer to terminate the Grantee’s Service at any time.

(j) Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k) Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(l) Restrictive Covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any employment-related covenants under any written agreement with the Company, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) issued to the Grantee upon exercise pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenants, the losses to the Company may amount to the full value of any shares of Stock issued to the Grantee upon exercise pursuant to this Agreement.